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                                                                   Exhibit 12.1

                          LabOne, Inc. and Subsidiaries

    Statement Regarding Computation of Ratio of Earnings to Fixed Charges and
        Earnings to Combined Fixed Charges and Preferred Stock Dividends

                                            (in thousands, except ratios)


                                                 Six Months                           Years Ended December 31,
                                                Ended June 30,      ----------------------------------------------------------------
                                                2004      2003      2003         2002          2001          2000           1999
                                                ----------------    ----         ----          ----          ----           ----

Ratio of Earnings to Fixed Charges                6.45      3.73       4.20        2.87         1.12          1.48          5.22

Earnings before income taxes                   $19,549   $15,209    $32,704     $24,265      $ 2,101       $ 1,371       $ 6,981

Add:
          Fixed charges                          3,589     4,641      8,835      10,417        4,919         2,850         1,654
          Amortization of capitalized
          interest
          Distributed income of equity
          investees
          Pre-tax losses of equity investees

Less:
          Capitalized interest
          Preferred dividends, grossed up          -      (2,539)    (4,409)    (4,791)       (1,525)             -            -
          Minority interest in pre-tax
          earnings of subsidiaries that do
          not have fixed charges

                                                -----------------------------------------------------------------------------------
              Earnings for ratio purposes       23,138    17,310     37,128      29,891        5,495         4,221         8,635

Fixed charges:
          Interest expense (including            2,474     1,415      3,017       4,486        2,658         2,512         1,410
          amortization of bond issue
          discount, and debt issuance costs)
          Capitalized interest                       -         -          -           -            -             -             -
          Interest portion of operating          1,115       686      1,407       1,140          736           338           244
          lease expense
          Preferred dividends, grossed up            -     2,539      4,409       4,791        1,525             -             -
                                               -------------------------------------------------------------------------------------
                              Fixed charges      3,589     4,641      8,835      10,417        4,919         2,850         1,654
                                               -------------------------------------------------------------------------------------

EBITDA                                         $30,016   $21,745    $46,586     $37,799      $20,416       $14,583       $16,537

Actual Preferred dividend                            -    $1,554    $ 2,699     $ 2,932      $   933             -             -

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